Exhibit 10.6
UNITED COMMUNITY BANKS, INC.
2022 OMNIBUS EQUITY PLAN
PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Key Employee –Retirement (67))

Grantee:

Target Number of Performance-Based Restricted Stock Units Granted:	______________ Target PSUs, subject to increase based on level of achievement of performance criteria in accordance with this Agreement

Date of Grant:

Vesting Date for Performance-Based Restricted Stock Units:	See Schedule A

THIS AGREEMENT (the “Agreement”) is entered into as of the _____day of ______, _________, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (the “Company”), and the individual designated above (the “Grantee”).
WHEREAS, the Company maintains the United Community Banks, Inc. 2022 Omnibus Equity Plan (the “Plan”), and the Grantee has been selected by the Committee to receive a Performance-Based Restricted Stock Unit Award under the Plan, which vests on the vesting date as specified on Schedule A (the “Vesting Date”), subject to the Grantee’s continued employment with the Company and the fulfillment of the performance criteria as set forth in Schedule A attached hereto with respect to the Performance Period (as defined below); and
WHEREAS, the performance criteria, if any, shall be established as reasonable and achievable goals consistent with the safe and sound operation of the Company;
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee, as follows:
1.Award of Restricted Stock Units
1.1Grant. The Company hereby grants to the Grantee an award of Performance-Based Restricted Stock Units (“PSUs”) at target-level performance in the amount set forth above, subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement and the Plan. The grant date of this award of PSUs is set forth above (the “Date of Grant”).
1.2Construction. This Agreement (including Schedule A attached hereto, if applicable) shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.
1.3Execution of the Agreement. This Award is conditioned on the Grantee’s execution of this Agreement. By executing this Agreement, the Grantee agrees to the terms set forth in this Agreement (and the provisions of the Plan incorporated herein). If this Agreement is not executed by the Grantee and returned to the Company within thirty (30) days of the Date of Grant, it may be canceled by the Committee, resulting in the immediate forfeiture of all PSUs granted hereunder.
2.Vesting and Termination of Employment
2.1Vesting. Subject to this Section 2 and Section 7, the earned amount of PSUs, determined based on the level of achievement of the performance criteria (as set forth on Schedule A) at the completion of the Performance Period as certified by the Committee (the “Earned PSUs”), shall vest on the vesting date contingent upon the Grantee’s continuous employment by the Company through the Vesting Date. “Performance Period” means the three consecutive fiscal years with respect to which the performance criteria are measured as set forth on Schedule A. Except as otherwise provided herein, as soon as practicable (and no later than thirty (30) days) after the Vesting Date following completion of the Performance Period (and in any event, no later than March 15 of the calendar year following the completion of the Performance Period), a number of Shares equal to the Earned PSUs for the Performance Period (or such other amount in the event of a termination of employment or a Change in Control as provided herein) shall be issued to the Grantee (or, if the Grantee has died, to his or her surviving spouse or, if none, to the Grantee’s estate) free and clear of all restrictions imposed by this Agreement (except those imposed by Sections 3.3 and 7 below). For purposes of this Agreement, employment with a Subsidiary of the Company shall be considered employment with the Company.
2.2Termination of Employment Due to Death, Disability or Retirement. In the event that the Grantee’s employment terminates as a result of the Grantee’s death, Disability (as defined in the Plan) or Retirement (as defined herein) and (i) the Date of Termination occurs prior to a Change in Control, (a) if the Date of Termination is coincident with or following the completion of the Performance Period (but the Vesting Date has not occurred or the level of achievement of performance has not been determined), the Earned PSUs, as determined by the Committee on the same basis as applies to other PSU Award holders, shall vest in full immediately as of the Date of Termination (or, if later, as of the date the Committee certifies the level of achievement of performance for the Performance Period), and (b) if the Date of Termination is prior to the completion of the Performance Period, the Earned PSUs shall equal the number of Shares that would have been earned assuming the performance criteria (as set forth on Schedule A) are achieved at target performance level and such Shares shall vest in full immediately as of the Date of Termination; and (ii) if the Date of Termination occurs on or after a Change in Control, the number of CIC Earned PSUs (as defined below) as determined by the Committee in connection with such Change in Control in accordance with Section 2.4.1 shall vest in full immediately as of the Date of Termination. Shares equal to the Earned PSUs determined hereunder or the CIC Earned PSUs, as applicable, shall be issued to the Grantee (or, if the Grantee has died, to his or her surviving spouse or, if none, to the Grantee’s estate) as soon as practicable (and no later than thirty (30) days) after the Date of Termination (or, if later, the date the Committee certifies the level of achievement of performance for such Performance Period), but in any event, no later than March 15 immediately following the year in which the Date of Termination occurs, free and clear of all restrictions imposed by this Agreement (except those imposed by Sections 3.3 and 7 below); provided that, if the Grantee is a “specified employee,” the settlement of any Shares in respect of the Earned PSUs determined hereunder or the CIC Earned PSUs, as applicable, that constitute “nonqualified deferred compensation” shall occur on the first business day following the date that is six (6) months following the Grantee’s “separation from service” or any earlier date as permitted by Section 409A (as such terms are defined in the Plan).
2.3Termination of Employment by the Company Without Cause or by the Grantee for Good Reason Prior to a Change in Control. In the event that, prior to a Change in Control, the Grantee’s employment is terminated and such termination is either (i) an involuntary termination by the Company without Cause (as defined herein) and does not arise as a result of the Grantee’s death or Disability or (ii) a termination by the Grantee for Good Reason (as defined herein), (a) if the Date of Termination is coincident with or following the completion of the Performance Period (but the Vesting Date has not occurred or the level of achievement of performance has not been determined), the Earned PSUs, as determined by the Committee on the same basis as applies to other PSU Award holders, shall vest in full immediately as of the Date of Termination (or, if later, as of the date the Committee certifies the level of achievement of performance for the Performance Period), and (b) if the Date of Termination is prior to the completion of the Performance Period , the number of Earned PSUs that vest shall be equal to the product of (1) the number of Shares that would have been earned assuming the performance criteria (as set forth on Schedule A) are achieved at the target level of performance and (2) a fraction, the numerator of which is the number of days the Grantee was employed by the Company during the Performance Period prior to the Date of Termination, and the denominator of which is the total number of days in the Performance Period. All other outstanding unvested PSUs, if any, shall immediately be forfeited as of the Date of Termination. Shares equal to the Earned PSUs determined hereunder shall be issued to the Grantee (or, if the Grantee has died, to his or her surviving spouse or, if none, to the Grantee’s estate) as soon as practicable (and no later than thirty (30) days) after the Date of Termination (or, if later, the date the Committee certifies the level of achievement of performance for the Performance Period), but in any event, no later than March 15 immediately following the year in which the Date of Termination occurs, free and clear of all restrictions imposed by this Agreement (except those imposed by Sections 3.3 and 7 below); provided that, if the Grantee is a “specified employee,” the settlement of any Shares in respect of the Earned PSUs determined hereunder that constitute “nonqualified deferred compensation” shall occur on the first business day following the date that is six (6) months following the Grantee’s s “separation from service” or any earlier date as permitted by Section 409A.
2.4Treatment upon a Change in Control.
2.4.1Determination of Level of Achievement of Performance Criteria. Upon a Change in Control, if the measurement of the performance criteria for the Performance Period has not been previously certified by the Committee, the performance criteria applicable to any unvested PSUs shall be deemed achieved at the greater of the target and actual level of performance (the number of such Earned PSUs, the “CIC Earned PSUs”). The Committee shall make all determinations pursuant to this Section 2.4.1 in its sole discretion and consistent with Section 13.2 of the Plan. Following a Change in Control, subject to the Grantee’s continued employment through the applicable Vesting Date as set forth on Schedule A and except as otherwise provided herein, the CIC Earned PSUs will continue to vest on the Vesting Date (notwithstanding the prior determination of performance), and no other performance terms shall apply to the vesting of the CIC Earned PSUs.
2.4.2Termination of Employment by the Company Without Cause or by the Grantee for Good Reason on or Following a Change in Control. If on or after a Change in Control the Grantee’s employment with the Company is terminated and such termination is either (i) an involuntary termination by the Company without Cause (as defined herein) (and does not arise as a result of the Grantee’s death, Disability or

Retirement, which is addressed in clause (ii) of Section 2.2 above) or (ii) a termination by the Grantee for Good Reason (as defined herein), the Grantee shall immediately and fully vest as of the Date of Termination in the number of CIC Earned PSUs. Shares equal to the CIC Earned PSUs determined hereunder shall be issued to the Grantee (or, if the Grantee has died, to his or her surviving spouse or, if none, to the Grantee’s estate) as soon as practicable (and no later than thirty (30) days) after the Date of Termination (and no later than March 15 immediately following the year in which the Date of Termination occurs) free and clear of all restrictions imposed by this Agreement (except those imposed by Sections 3.3 and 7 below); provided that, if the Grantee is a “specified employee,” the settlement of any Shares in respect of the CIC Earned PSUs determined hereunder that constitute “nonqualified deferred compensation” shall occur on the first business day following the date that is six (6) months following the Grantee’s “separation from service or any earlier date as permitted by Section 409A.
2.5Definitions.
2.5.1Cause. For purposes of this Agreement (except as otherwise provided in Section 2.5.3), (i) on or after a Change in Control, the term “Cause” shall have the meaning set forth in the Plan (without regard to the last sentence thereof), and (ii) prior to a Change in Control, the term “Cause” shall mean (a) the Grantee’s continued intentional failure or refusal to perform substantially the Grantee’s assigned duties (other than as a result of total or partial mental or physical incapacity); (b) the Grantee’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft, or dishonesty, in the course of the Grantee’s employment with the Company; (c) the Grantee’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime (other than a felony) that involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its affiliates; (d) a material breach of the restrictive covenants applicable to the Grantee, including those set forth in this Agreement; or (e) a material breach of the Company’s Code of Conduct or another written policy of the Company applicable to the Grantee that does, or could reasonably be expected to, result in material harm to the Company, including reputational harm.
2.5.2Good Reason. For purposes of this Agreement (except as otherwise provided in Section 2.5.3), “Good Reason” for termination by the Grantee of the Grantee’s employment shall mean the occurrence (without the Grantee’s express written consent) of any one of the following acts by the Company:
(i)a material adverse reduction in the Grantee’s responsibilities at the Company;
(ii)the required relocation of the Grantee’s employment to a primary worksite location that is more than thirty-five (35) miles from the Grantee’s primary worksite location and increases the distance between the Grantee’s home location and primary worksite location by more than thirty-five (35) miles;
(iii)a reduction in the Grantee’s base salary (other than a temporary reduction in connection with a specific circumstance that is consistently applied to other similarly situated executives of the Company); or
(iv)a material reduction in the Grantee’s target annual incentive compensation opportunity or target long-term incentive compensation opportunity (other than a reduction in connection with a change to the incentive compensation program of the Company that is consistently applied to other similarly situated executives of the Company).
The Grantee must give the Company notice of any event or condition that would constitute Good Reason within ninety (90) days of the initial existence of the event or condition, and upon receipt of such notice, the Company shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Grantee for Good Reason must occur, if at all, within six (6) months of the Grantee’s learning of the initial existence of the condition or event in order for such termination as a result of such condition to constitute a termination for Good Reason. The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness, except for a Disability. The Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
2.5.3Alternative Definitions and Procedures. Notwithstanding anything contained herein to the contrary, if the Grantee has entered into an employment or similar agreement that applies prior to a Change in Control (or a term of similar meaning) or a severance or similar agreement that applies on or after a Change in Control (or a term of similar meaning) and if such agreement defines “Good Reason,” and/or provides procedures and/or standards for determining whether Cause or Good Reason exists, such definition of “Good Reason” and the procedures and/or standards for determining the existence of Cause or Good Reason, as applicable, shall apply as if set forth in this Agreement; provided that, in the case of such an agreement that applies on or after a Change in Control (or a term of similar meaning) such alternative definitions and procedures and/or standards, as applicable, shall apply with respect to the applicable period under such agreement from and after a Change in Control (or a term of similar meaning). Notwithstanding anything contained herein to the contrary, nothing herein shall limit the right to de novo review of certain determinations as provided in Section 3.5 of the Plan.
2.5.4“Retirement” shall mean a termination of employment with the Company and each subsidiary of the Company upon or after the Grantee attains age 67 upon at least thirty (30) days’ written notice to the Company stating that the Grantee is retiring and specifying the last day of employment, which shall be thirty (30) days after the Company’s receipt of such notice or such later or earlier date as agreed between the Grantee and the Company.
2.6Termination of Employment for Other Reasons. If the Grantee’s employment is terminated by the Company or by the Grantee prior to the Vesting Date for any reason other than as set forth in Sections 2.2, 2.3 and 2.4, the outstanding unvested PSUs shall immediately be forfeited as of the Date of Termination.
2.7Nontransferability. The PSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date the Grantee becomes vested in the PSUs and the Shares are issued.
2.8Section 409A Compliance. To the extent applicable, this Agreement shall at all times be interpreted and operated in compliance with the requirements of Section 409A of the Code and the standards, regulations, or other guidance promulgated thereunder (“Section 409A”). Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect) if such action violates the requirements of Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth. To the extent required under the provisions of Section 409A to avoid the imposition of additional income and other taxes, the provisions of Section 11.2(b) of the Plan shall apply to the PSUs. Each payment under this Award shall be treated as a separate payment for purposes of Section 409A. For purposes of this Agreement, termination of employment shall be construed consistent with the meaning of a separation from service within the meaning of Section 409A, and to the extent required under the provisions of Section 409A to avoid the imposition of additional income and other taxes, the Date of Termination as used for purposes of the settlement of any vested PSUs shall not occur prior to the Grantee’s separation from service.
3.Rights as a Shareholder; Dividends; Change in Capitalization; Deferral Rights
3.1The Grantee shall have no rights as a shareholder until such date as the Shares are delivered in settlement of vested Earned PSUs; provided, however, that following the Date of Grant of the PSUs through the date that is the earlier of (i) the date that the Earned PSUs are vested and Shares in settlement thereof are transferred to the Grantee pursuant to this Agreement or (ii) the date that the PSUs are forfeited, the Grantee shall be credited with dividend equivalents with respect to cash dividends (other than an extraordinary dividend for which an adjustment is made pursuant to Section 4.3(b) of the Plan) declared on the Shares represented by the PSUs, which dividend equivalents shall vest or be forfeited on the same basis as applies to the underlying PSUs. Within thirty (30) days after the Vesting Date (or such earlier date on which the Earned PSUs vest in accordance with the terms of this Agreement), Grantee shall be paid in cash the dividend equivalents with respect to the vested Earned PSUs to which the dividend equivalents relate, less applicable withholdings; provided that, if the Grantee is a “specified employee,” the payment of any dividend equivalent amounts in respect of the vested Earned PSUs that constitute “nonqualified deferred compensation” shall occur on the first business day following the date that is six (6) months following the Grantee’s “separation from service” or any earlier date as permitted by Section 409A. For the avoidance of doubt, reference to the term Earned PSUs in Section 3 shall include the term CIC Earned PSUs, as the context requires.
3.2In the event of a change in capitalization, the Committee shall make appropriate adjustments in accordance with Section 4.3 of the Plan to reflect the change in capitalization, provided that any such additional Shares or additional or different shares or securities reflected in any such adjustment shall remain subject to the restrictions in this Agreement.
3.3The Grantee represents and warrants that the Grantee is acquiring the Shares under this Agreement for investment purposes only, and not with a view to distribution thereof. The Grantee is aware that the Shares may not be registered under the federal or any state securities laws and that for that reason, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of PSUs, the Company is not undertaking any obligation to register the PSUs under the federal or any state securities laws.
3.4To the extent the Grantee makes a valid and timely deferral election with respect to the Shares deliverable upon vesting of the PSUs consistent with Section 11.1 of the Plan, the terms of such election and any applicable deferred compensation plan shall govern the delivery of the Shares and accrued dividend equivalents in respect of vested Earned PSUs subject to such election.
4.No Right to Continued Employment
Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Grantee’s employment at any time. The Grantee is employed by the Company “at will,” which means that either the Grantee or the Company may terminate the Grantee’s employment at any time, for any reason.
5.Taxes and Withholding
The Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of PSUs and any dividends and dividend equivalents paid on such PSUs. The Company and the Grantee agree to report the value of the PSUs and any dividends and dividend equivalents in respect thereof in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Shares (for the minimum required withholdings or such other amounts as will not result in adverse accounting treatment to the Company) or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require the Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to the Grantee an amount equal to such taxes required to be withheld or withhold and cancel (for the minimum required withholdings or such other amounts as will not result in adverse accounting treatment to the Company) (in whole or in part) a number of Shares having a Fair Market Value not less than the amount of such taxes.
6.The Grantee Bound by the Plan
The Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.
7.Restrictive Covenants
7.1In consideration for the grant of the PSUs, continued employment with the Company, and other good and valuable consideration, the Grantee agrees to the following:
(a)During the Grantee’s employment with the Company or any Subsidiary and for a one (1)-year period after the Date of Termination, the Grantee will not directly or indirectly, individually, or on behalf of any Person other than the Company or a Subsidiary:
(i)solicit, or attempt to solicit, any customers or Prospective Customers of the Company with whom Grantee had Material Contact for the purpose of providing products or services that are competitive with the Company’s Business;

(ii)recruit, solicit, or induce, or in any manner attempt to recruit, solicit, or induce, anywhere within the Territory any Person employed by the Company or any Subsidiary with whom Grantee had Material Contact or about whom Grantee received Confidential Information during the one (1) year period preceding the Date of Termination, to end his or her employment with the Company or any Subsidiary, whether or not such employment is pursuant to a written contract with the Company or any Subsidiary or is at will. “Territory” is defined as New Jersey, as well as any state in which the Company has a branch location, to include the following, North Carolina, South Carolina, Georgia, Tennessee, Florida, and Alabama. If Grantee had no such specifically assigned geographic territory, then “Territory” means: (i) the United States; and, (ii) the state and county where Grantee resides. Because of Grantee’s position with the Company, Grantee is presumed to have participated in the Company’s business and/or had Confidential Information about the Company’s business throughout the United States (including state and state-equivalents and county and county-equivalents therein). The Grantee will not be deemed to have violated this Section if employees respond to general advertisements for employment or if the Company provides prior written consent to the activities of the Grantee; or
(iii)make any disparaging or derogatory statements, whether verbally, in writing, or in any other manner, about the Company that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of the Company, including a lowered opinion of the services and products offered and provided by the Company or its business practices. Notwithstanding the foregoing, this Section shall not in any way limit Grantee’s ability to provide truthful testimony or information in response to a subpoena, court order, or valid request by a government agency, or as otherwise required or permitted by law.
(b)During the Grantee’s employment with the Company or any Subsidiary and at all times thereafter, the Grantee will not disclose or use Confidential Information, except as necessary to carry out Grantee’s duties as an employee of the Company or any Subsidiary.
(c)Upon termination or expiration of the Grantee’s employment with the Company for any reason whatsoever or at any time, the Grantee will immediately return to the Company all materials (including electronically stored materials), documents, plans, records, notes, or other papers, and any copies in the Grantee’s possession or control, relating in any way to the Company’s Business, which at all times shall be the property of the Company.
7.2For purposes of this Agreement, the following terms shall have the meanings specified below:
(a)“Company’s Business” means the unique and highly competitive business of the Company, which, as of the Effective Date, consists of banking and trust services, including the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, treasury management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, home equity lines of credit, equipment financing, and financial advisory services.

(b)“Material Contact” means the contact between the Grantee and each existing employee, customer or Prospective Customer (a) with whom or which the Grantee dealt on behalf of the Company, (b) whose dealings with the Company were managed, coordinated, or supervised by the Grantee, (c) about whom the Grantee obtained Confidential Information or trade secrets in the ordinary course of business as a result of the Grantee’s association with the Company, or (d) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Grantee within one (1) year prior to the end of the Grantee’s employment with the Company.
(c)“Confidential Information” means information, without regard to form, relating to the Company’s or any Subsidiary’s customers, operation, finances, and business that has value to the Company or any Subsidiary, is not generally known to competitors of the Company or a Subsidiary and that the Grantee became aware of due to Grantee’s employment with the Company. Confidential Information includes, but is not limited to, technical or non-technical data (including personnel data), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company or any Subsidiary by third parties that the Company or any Subsidiary is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law.
(d)“Prospective Customer” means any Person who was actively and directly solicited by the Company during the one (1) year prior to the end of the Grantee’s employment with the Company.
(e)“Date of Termination” means the date upon which the Grantee’s employment with the Company or any Subsidiary ceases for any reason.
(f)“Person” means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
7.3If the Grantee violates the restrictive covenants set forth in Section 7.1, then the Company shall be entitled to all remedies available in law or equity. In addition (and without limiting the foregoing), if the Grantee violates the restrictive covenants set forth in Section 7.1, the Committee shall, notwithstanding any other provision in this Agreement to the contrary, (i) cancel the outstanding PSUs that are not yet vested or with respect to which Shares have not yet been issued to the Grantee, and (ii) require the Grantee to return to the Company any Shares issued to the Grantee pursuant to vesting of the PSUs (or to pay to the Company the greater of the then-current value of any such Shares or the value of the shares as of the applicable Vesting Date) that occurred (or will occur) during the period six (6) months prior to and one (1) year after the Date of Termination.
7.4The Grantee acknowledges and agrees that the provisions of Section 7.1 are reasonable as to time, scope, and territory given the Company’s need to protect its and its

Subsidiaries’ Confidential Information and its and their relationships and goodwill with its and their customers, suppliers, employees, and contractors, all of which have been developed at great time and expense to the Company. The Grantee represents that the Grantee has the skills and abilities to obtain alternative employment after the Date of Termination that would not violate the covenants in Section 7.1 and that these covenants do not pose an undue hardship on the Grantee. The Grantee further acknowledges that the Grantee’s breach of any of the covenants in Section 7.1 would likely cause irreparable injury to the Company, and therefore entitles the Company to injunctive relief, in addition to any other remedies available in law or equity.
7.5The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Grantee shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Grantee shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). In addition, nothing in this Agreement, the Plan or any other agreement with or policy of the Company shall or does impair the Grantee’s rights under the whistleblower provisions of any applicable federal law or regulation, including the right to communicate and cooperate with, or provide Confidential Information about the Company to, the U.S. Securities and Exchange Commission as provided for under Section 21F of the Exchange Act, without notifying the Company, or, for the avoidance of doubt, limit the Grantee’s right to receive an award for the information provided to any government authority under any such law or regulation.
8.Modification of Agreement; Severability
If any provision of this Agreement is held by a court of competent jurisdiction to be overly broad or unenforceable for any reason, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of this Agreement is found by a court to be overbroad or otherwise unenforceable and not capable of modification, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement. The parties may modify, amend, suspend, or terminate this Agreement or may waive any terms or conditions of this Agreement but only by a written instrument executed by the parties hereto.
9.Governing Law and Forum
The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Georgia without giving effect to the conflicts of laws principles thereof. The parties agree that they will not file any action arising out of or relating in any way to this Agreement other than in the United States District Court for the Northern District of Georgia or the Superior Court of Union County, Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all possible objections thereto.

10.Successors in Interest
This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon the Grantee’s heirs, executors, administrators, and successors.
11.Entire Agreement
This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”
12.Resolution of Disputes
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction, or application of this Agreement and the Plan shall be determined by the Committee. Except as otherwise provided in Section 3.5 of the Plan with respect to certain determinations following a Change in Control, any determination made by the Committee shall be final, binding, and conclusive on the Grantee and the Company and their successors, assigns, heirs, executors, administrators, and legal representatives for all purposes.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNITED COMMUNITY BANKS, INC.,

By:
Name:
Title:

By accepting this Agreement, the Grantee hereby accepts the PSU grant subject to all its terms and provisions and agrees to be bound by the terms and provisions of this Agreement, including Section 7, the Plan and Schedule A attached hereto. Except as otherwise provided under Section 3.5 of the Plan with respect to certain determinations following a Change in Control, the Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company, or the Talent and Compensation Committee or other Committee responsible for the administration of the Plan, upon any questions arising under the Plan.
By accepting this Agreement, the Grantee hereby acknowledges that notwithstanding any other provision herein, and in addition to other restrictions stated herein, any award, or any payment related thereto paid to the Grantee, shall be limited to the extent required by the federal or state regulatory agency having authority over the Company. The Grantee agrees that compliance by the Company with such regulatory restrictions, even to the extent that payments are limited, shall not be a breach of this Agreement by the Company.
By accepting this Agreement, the Grantee hereby consents to the holding and processing of personal data provided by the Grantee to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to:
(a)    administering and maintaining Plan records;
(b)    providing information to any registrars, brokers, or third-party administrators of the Plan; and
(c)    providing information to future purchasers of the Company or the business in which the Grantee works.

GRANTEE
Signature:
Name:
Date: